EXHIBIT  21.    SUBSIDIARIES

                             Percent     State or other jurisdiction of
               Name           Owned       Incorporation or organization
-----------------------------------------------------------------------

InfiNet Systems, LLC           100%           Delaware

Beijing Antai Communication
Equipment Company, LTD.*        50%           Peoples Republic of China

FTG Venture Corporation *      100%           Delaware

* inactive